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                                                                   EXHIBIT 10.14


                                December 15, 1999

Mr. Kenneth J. Wessels
503 Harrington Road
Wayzata, MN  55391

                           Re:      Revised Employment Terms

Dear Ken:

As we have discussed, your employment agreement with the Company dated March 31, 1998 will expire on December 31, 1999. This letter is to summarize the terms we have agreed to for the period beginning January 1, 2000.

BASIC TERMS

Effective January 1, 2000, you will no longer be on the Dain Rauscher Executive Committee. Your title will become Chairman, Dain Rauscher Wessels, and you will revert to "employment at will" status. I understand that you will likely decide to terminate your employment at some point during the year. We agree that either of us will give 30 days advance written notice of your intended termination date.

SALARY

Beginning January 1, 2000, your base salary will be paid at an annualized rate of $150,000 per year.

INCENTIVE COMPENSATION

So long as you are employed at least through March 31, 2000 and your employment is not terminated for Cause (as defined below), you will be eligible for an incentive bonus to be determined as follows:

        - If your employment terminates between March 31 and June 30, 2000, your bonus will be equal to a pro rata portion of the Annualized Calculation (as defined below) less a 10% haircut.
        - If your employment terminates on or after July 1, 2000, your bonus will be equal to a pro rata portion of the Annualized Calculation.


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Mr. Kenneth J. Wessels
December 15, 1999
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If you are terminated for Cause, you will not be eligible to receive a bonus.
"Cause" is defined as engaging in willful misconduct (including dishonesty or disloyalty to the Company) that is materially injurious to the business, reputation, regulatory status or customer or employee relations of the Company, Dain Rauscher Wessels or any other Company division or affiliate.

The "Annualized Calculation" will be determined based on annual DRW net revenues for 2000, and will range from $300,000 at the threshold to $1 million at exceeds, with a target of $600,000, according to the following schedule:

                           THRESHOLD        TARGET            EXCEEDS
                           ---------        ------            -------

DRW Net Revenues           $170 million     $210 million      $250 million
Annualized Calculation     $300,000         $600,000          $1,000,000

Your bonus for 2000 will be paid in February 2001, at the same time the Company pays other incentive bonuses for the year.

STOCK OPTIONS AND DEFERRED COMPENSATION

Beginning January 1, 2000, you will no longer be eligible to receive stock options or to participate in the deferred compensation plans.

BENEFITS

So long as you are employed by the Company, you will remain eligible for other Company benefit programs, including the Retirement Plan, and the various health and welfare programs.

PERQUISITES

So long as you are employed by the Company, you will continue to be provided with an office, secretarial support and a Company car, and your Minneapolis Club and any country club dues will continue to be paid. After termination of employment, you will be required to either return or purchase the Company car. Any unused portion of your Company-paid car allocation remaining as of your termination date will be forfeited. Upon termination, please contact Kim Schipper in the Corporate Services Department to work out the details with respect to your car.

BOARD SERVICE

You agree that you will fulfill your current term as a director of Dain Rauscher and, if nominated by the Board, will stand for re-election by the stockholders to an additional one-year term at the Annual meeting to be held in the spring of 2000.



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Mr. Kenneth J. Wessels
December 15, 1999
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SURVIVING PROVISIONS OF MARCH 31, 1999 AGREEMENT

Notwithstanding anything contained herein or elsewhere to the contrary, and as a significant inducement to the Company to provide you with the compensation and benefits outlined in this letter, you agree that the provisions of Sections 5 and 6 of your employment agreement with the Company dated March 31, 1998 will continue to apply as though that agreement had been extended. You further agree that beginning January 1, 2000, all references in such Sections to "the term of this Agreement", "the period of Executive's employment with the Company hereunder" and similar phrases, shall be interpreted to extend through the period of your employment hereunder.

Ken, I am deeply appreciative of your leadership through the acquisition and integration of the Dain Rauscher and Wessels organizations. I have also valued your participation on the Executive Committee and look forward to your continued involvement with the Company as Chairman of DRW and as a director. Please let me know if you have any questions or if there is anything we need to discuss further. If these terms are satisfactory to you, please so indicate by signing the enclosed copy of this agreement and returning it to me.

Sincerely,



Irving Weiser


ACCEPTED AND AGREED THIS _____ DAY OF DECEMBER, 1999:


_____________________________,
Kenneth J. Wessels